Exhibit 99.2

American Eagle Outfitters, Inc.
January 2010

Recorded Sales Commentary dated February 4, 2010

Good morning and welcome to the American Eagle Outfitters January 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended January 30th, 2010 increased 18% to $163.5 million compared to $138.9 million for the four weeks ended January 31st, 2009. Comparable store sales increased 10%, compared to a 22% decrease for the same period last year.

Sales strength in January was driven by our AE clearance event, and a positive reception to the initial spring merchandise assortment. We were pleased to see the strong customer conversion rate continue during the month, which offset inconsistent traffic. The January clearance event combined with value pricing on key spring items resulted in a mid single digit decline in the average unit retail price. Units per transaction were strong, resulting in an increase in the average transaction value.

AE men's comps declined slightly in January, and women's comps increased in the high teens. We experienced positive results in men's denim, graphic tees, and woven shirts and broad-based strength in the women's business.

Positive comps were generally consistent throughout the month and across geographic regions. AEO direct sales increased 22% in January.

During the quarter, we achieved an improved merchandise margin compared to last year. And, we ended the quarter with inventories in line with our expectations.

We are updating our fourth quarter EPS expectation to $0.32 to $0.33 per diluted share, representing growth of 68% to 74% compared to non-GAAP EPS of $0.19 last year. This excludes potential investment security and store impairment charges.

We will report February sales on Thursday, March 4th and fourth quarter earnings will be announced on Wednesday, March 10th. Thank you for your continued interest in American Eagle Outfitters.